Exhibit 99.2

The PRC Pharmaceutical Industry Market Study Highly Confidential February 2019 © 2019 Frost & Sullivan. All rights reserved. This document contains highly confidential information and is the sole property of Frost & Sullivan. No part of it may be circulated, quoted, copied or otherwise reproduced without the written approval of Frost & Sullivan.

Agenda 1 Background of the Research 2 Overview of the Macroeconomic Environment in the PRC 3 Overview of the Pharmaceutical Market in the PRC 4 Appendix FROST SULLIVAN 2

Scope The project scope is defined as follows: Historical Year: 2014-2017 Research Period Base Year: 2018 Forecast Year: 2019E-2023E Geographic Scope The PRC Industry The Pharmaceutical Market Scope FROST SULLIVAN 3

Limitations Source of Information Interviews with industry experts and competitors will be conducted on a best-effort basis to collect information in aiding in-depth analysis for this report. Frost & Sullivan will not be responsible for any information gaps in the circumstances that Interviewees refused to disclose confidential data or figures. Official Statistical sources Market indicators for modeling Industry Expert Interview The point of this study is set in 2019. It took 2018 as the base year and 2019 to 2023 as the forecast period. However, in the case where data has not yet been updated or published on public sources at the point of this study, Frost & Sullivan would use the latest data available or make preliminary projections based on historical trends. Under circumstances where information was not available, Frost & Sullivan would use in-house modeling and simulation to arrive at an estimate. Sources of information are stated at the bottom on each page for reference. FROST SULLIVAN 4

Agenda 1 Background of the Research 2 Overview of the Macroeconomic Environment in the PRC 3 Overview of the Pharmaceutical Market in the PRC 4 Appendix FROST SULLIVAN 5

Overview of Macroeconomic Environment in the PRC Nominal GDP and Nominal GDP per Capita Nominal GDP and Nominal GDP per Capita (the PRC), 2014-2023E CAGR 2014-2018 2019E-2023E Nominal GDP 8.2% 8.2% Nominal GDP per capita 7.7% 8.0% According to the International Monetary Fund, during the past five years, total nominal Gross domestic product (“GDP”) in the PRC rose from RMB64.7 trillion in 2014 to RMB88.7 trillion in 2018, representing a CAGR of approximately 8%. The remarkable growth was mainly due to the favorable government policies stimulating the development of the domestic economy. Further, with the economic reform from an investment-driven economy to a consumption-driven economy, the nominal GDP in the PRC is expected to increase with a CAGR of approximately 8.2% from 2019 to 2023. In line with the rapid growth of the nominal GDP, nominal GDP per capita in the PRC was RMB63,568.9 in 2018, representing a CAGR of 7.47% from 2014. Source: International Monetary Fund, Frost & Sullivan Inhouse Database FROST SULLIVAN 6

Overview of Macroeconomic Environment in the PRC Population and Urbanization Rate Population and Urbanization Rate (the PRC), 2014-2023E CAGR 2014-2018 2019E-2023E Urban population 3.0% 2.3% Rural population -2.7% -3.4% Total population 0.5% 0.2% According to the National Bureau of Statistics of China, rapid economic growth in the PRC has supported the urbanization process from 2014 to 2018. The urban population rose from 742.7 million in 2014 to 834.4 million in 2018, with a CAGR of approximately 3.0%. The urbanization rate increased from 54.3% to 59.8% during the same period. With the issue of “The National Plan of New-type Urbanization (2014-2020)” 2014-2020” in 2014, the urbanization is expected to rise further from 2019 to 2023. The increasing population implies steady demand for pharmaceutical products in the PRC, which will further stimulate the growth of the market. Source: National Bureau of Statistics of China, Frost & Sullivan Inhouse Database FROST SULLIVAN 7

Overview of Macroeconomic Environment in the PRC Population of High-Aged Group Population Aged 65 Years Old Above (the PRC), 2014-2023E 2014-2018 2019E-2023E CAGR 4.9% 5.0% With the increasing life expectancy and “One Child Policy” from 1980 to 2016 in the PRC, population is aging rapidly with people aged 65 or above reaching 166.6 million in 2018 with a CAGR of approximately 4.9% from 2014, per the National Bureau of Statistics of China. It is expected that the population aged 65 or above will grow at a CAGR of approximately 5.0% to 212.1 million by the end of 2023, accounting for 15.0% of the total population in the PRC. As a result, it is expected that the aging society will support the demand for pharmaceutical products including oxytetracycline products and compound licorice products in the PRC. Source: National Bureau of Statistics of China, Frost & Sullivan Inhouse Database FROST SULLIVAN 8

Agenda 1 Background of the Research 2 Overview of the Macroeconomic Environment in the PRC 3 Overview of the Pharmaceutical Market in the PRC 4 Appendix FROST SULLIVAN 9

Overview of the Pharmaceutical Market in the PRC Manufacturing Process of Pharmaceutical Products Key Stages of Pharmaceutical Manufacturing in the PRC Fermentation, Synthesis and Extraction Purification and Concentration Proportioning Packaging Flow Diagram of Pharmaceutical Manufacturing in the PRC Chemicals Pharmaceutical Intermediates Active Pharmaceutical Ingredients (API) Final Pharmaceutical Products Animals & Plants Major raw materials for pharmaceutical manufacturing include chemicals, animal and plant tissues, which will be used to derive pharmaceutical intermediates. The production of pharmaceutical intermediates will employ natural and biochemical processes, including fermentation, synthesis and extraction. Afterwards, pharmaceutical intermediates will be purified and concentrated to active pharmaceutical ingredients (API), which will be used to produce final pharmaceutical products through proportioning and packaging approved and registered with State Food and Drug Administration (SFDA) and National Medical Products Administration (NMPA). Source: Frost & Sullivan Inhouse Database FROST SULLIVAN 10

Overview of the Pharmaceutical Market in the PRC Value Chain Analysis Value Chain Analysis Upstream Midstream Downstream Chemicals, animal and plant tissues supplier API distributors Pharmaceutical product distributors The Company API manufacturers Direct sales Pharmaceutical manufacturers Direct sales Medical service providers Healthcare consumers Value chain of pharmaceutical market in the PRC consists of upstream, midstream and downstream participants. The upstream of pharmaceutical market in the PRC mainly involves suppliers of chemicals, animal and plant tissues and etc., and API manufacturers who produce and sell active pharmaceutical ingredients (API). Pharmaceutical manufacturers and pharmaceutical product distributors, as being the midstream along the value chain, manufacture and distribute final pharmaceutical products to downstream consumers. Downstream healthcare consumers can purchase pharmaceutical products from medical service providers including hospitals, clinics and etc. Note: The Company is a vertically integrated pharmaceutical and chemical company supplying both API and pharmaceutical products. Source: Frost & Sullivan Inhouse Database FROST SULLIVAN 11

Overview of the Pharmaceutical Market in the PRC Market Size Analysis Output of Chemical Medicines (the PRC), 2013-2022E CAGR 2013-2017 2018E-2022E Chemical Medicines 7.8% 8.2% In October 25 of 2016, the State Council of the PRC had issued an outline “Health China 2030 Planning Outline” , and the PRC government to assure universal health care (UHC), from 2013 to 2017, total output volume of chemical medicines in the PRC rose from 2,633.0 thousand tons in 2013 to 3,554.4 thousand tons in 2017, representing a CAGR of approximately 7.8% during the period. With a series of supportive government policies including Belt and Road Initiative and rising demand for pharmaceutical products in the PRC, total output volume of chemical medicines in the PRC is expected to reach 5,252.8 thousand tons in 2022, with a CAGR of approximately 8.2% from 2018 Note: Oxytetracycline and compound licorice are categorized as chemical medicines. Source: National Bureau of Statistics of China, Frost & Sullivan Inhouse Database FROST SULLIVAN 12

Overview of the Pharmaceutical Market in the PRC Market Size Analysis Revenue of Manufacturing of API (the PRC), 2014-2023E CAGR 2014-2018 2019E-2023E API 10.7% 11.8% The pharmaceutical market in the PRC started to play an increasingly large role in the global market supply, particularly in relation to active pharmaceutical ingredients (API). Attributed to the lower cost structure for rent, labor, materials and equipment, and the easy access to a wide variety of intermediates and chemicals, the API market in the PRC grew significantly during the past five years. According to the Ministry of Industry and Information Technology of China, during the period from 2014 to 2018, revenue generated from manufacturing of active pharmaceutical ingredients grew with a CAGR of approximately 10.7% from RMB424.0 billion in 2014 to RMB637.6 billion in 2018. With the increasing demand from downstream manufacturers of chemical medicines, it is expected that the revenue from the manufacturing of active pharmaceutical ingredients) will reach RMB1,106.7 billion in 2023, representing a CAGR of approximately 11.8%. Source: Ministry of Industry and Information Technology of China, Frost & Sullivan Inhouse Database FROST SULLIVAN 13

Overview of the Pharmaceutical Market in the PRC Overview of Oxytetracycline Products Oxytetracycline (C22H24N2O9), a tetracycline derivative generated by streptomyces rimosus, is a broad-spectrum antibiotic that prevents infections that occur due to bacterial invasion in the body. It is widely used in human and animal medicine, and as a pesticide. Oxytetracycline can used as an antibacterial medicine for human diseases to treat a host of bacterial infections, including acute otitis media infection, pharyngitis, pneumonia, skin infection, trachoma, and etc. The use of oxytetracycline in stock farming for preventing and controlling bacterial pathogens including gram-positive and gram-negative bacteria, eperythrozoon, chlamydia, mycoplasma, rickettsia, spirochete, actinobacteria, vibrio, and etc. is frequent in the PRC. Meanwhile, the byproducts generated during the fermentation of Oxytetracycline can also be used as raw materials for the production of organic fertilizers. Source: Frost & Sullivan Inhouse Database FROST SULLIVAN 14

Overview of the Pharmaceutical Market in the PRC Market Size Analysis of Oxytetracycline Production Volume of Oxytetracycline (the PRC), 2014-2023E 2014-2018 2019E-2023E CAGR 3.3% 4.6% The rising number of people aged 65 or above and the end of “One Child Policy” in 2016 have stimulated the market demand for oxytetracycline product in the PRC. According to Frost & Sullivan Report, production volume of oxytetracycline has increased from 24.9 thousand tons in 2013 to 27.3 thousand tons in 2017, representing a CAGR of approximately 2.3%. Given the low price of oxytetracycline product, its effectiveness in enhancing disease resistance and preventing pathogens, and also Oxytetracycline can become an environmentally-friendly organic fertilizer raw materials, it is expected that the demand for oxytetracycline product will rise continuously, driving the steady growth of the production volume of oxytetracycline in the PRC. It is forecasted that the production volume of oxytetracycline will attain 30.8 thousand tons by the end of 2022, representing a CAGR of approximately 2.5% from 2018. Source: Frost & Sullivan Inhouse Database FROST SULLIVAN 15

Overview of the Pharmaceutical Market in the PRC Raw Material Analysis of Oxytetracycline Producer Price Index for Corn in the PRC, 2013-2017 2013-2017 CAGR -4.6% Raw material used to produce oxytetracycline refers to corn starch which is the starch derived from corn. According the National Bureau of Statistics of China (NBS), from 2013 to 2017, producer price index for corn in the PRC decreased from 100.2 in 2013 to 82.9 in 2017, representing a CAGR of approximately -4.6% during the period. There was a slight increase in the price of corn from 100.2 in 2013 to 101.9 in 2014. The fall from 2013 to 2017 was mainly due to the rising import volume and oversupply of corn products in the PRC. Source: National Bureau of Statistics of China, Frost & Sullivan Inhouse Database FROST SULLIVAN 16

Overview of the Pharmaceutical Market in the PRC Overview of Compound Licorice Products Definition Licorice is the root of the Glycyrrhiza glabra plant and a type of traditional Chinese medicine which is widely accepted by Chinese people. Its main functions consist of expelling heat from the body, detoxifying, and relieving cough. It has been used in traditional Chinese medicine and food preparation through procedures including drying, slicing, grinding and extracting. Compound licorice product is a type of Chinse medicine and has been frequently used as an antitussive and expectorant medicine with wide applications in clinics for years. Compound licorice products on the market are usually sold in liquid or solid forms. Compound licorice tablet is favored by a number of Chinese patients given its curative effectiveness and low price. Growing areas for Glycyrrhiza glabra in the PRC are mainly located in the northwestern arid regions of the PRC, such as Xinjiang, Inner Mongolia, Ningxia, Gansu and Shanxi. The supply of licorice from these regions is relatively stable with increasing yield over the past few years, which is expected to support the continuous development of compound licorice in the PRC in the next five years. Source: Frost & Sullivan Inhouse Database FROST SULLIVAN 17

Overview of the Pharmaceutical Market in the PRC Market Size of Compound Licorice Production Volume of Compound Licorice Products (the PRC), 2014-2023E Thousand Tons 2014-2018 2019E-2023E CAGR 3.2% 3.4% Supported by the stable market demand, the issue of Development Plan for Traditional Chinese Medicine under Belt and Road Initiative and the problem of an aging population, according to Frost & Sullivan Report, production volume of compound licorice products recorded 7.6 thousand tons in 2018 with a CAGR of approximately 3.2% from 2014. In the next five years, stimulated by the expanding market demand and improving medical insurance policies in the PRC, compound licorice market is expected to growth continuously. It is expected that the production volume of compound licorice products will grow at a CAGR of approximately 3.4% from 7.9 thousand tons in 2019 to 9.0 thousand tons in 2023. Source: National Bureau of Statistics of China, Frost & Sullivan Inhouse Database FROST SULLIVAN 18

Overview of the Pharmaceutical Market in the PRC Overview of Heparin Sodium Products Definition Heparin is one of the most widely used anticoagulants to prevent and treat thrombosis, and is usually used in the treatment of heart attack and unstable angina. Standard heparin has been commonly used for the prevention and treatment of venous thromboembolism (VTE). Various heparin products are manufactured and marketed in the PRC, including heparin calcium, heparin sodium, and etc. Heparin sodium, among all heparin products, is used in preventing conditions caused by blood coagulation and widely used in the world. Pharmaceutical-grade heparin is usually obtained from mucosal tissues, such as pig intestines and cow lungs. Pig intestine mucosa is currently the most accepted or even the only approved raw material for producing heparin in most of the world. The PRC is one of the largest countries for the production and consumption of pigs. According to National Bureau of Statistics, in 2017, total number of pigs slaughtered and number of pig stock reached 688.6 million and 433.3 million respectively. Sichuan was the largest province in terms of number of pigs slaughtered in 2017, accounted for 9.6% in the PRC. Benefited from the abundant supply of raw materials for the production of heparin in the PRC, the overall heparin market in the PRC will maintain steady growth in the future. The manufacturing process of crude heparin sodium can be roughly divided into five stages which are illustrated in the following diagram. Manufacturing Process of Heparin Sodium Salting In Resin Adsorption & Cleaning Elution Purification & Sediment Dehydration & Drying Source: Frost & Sullivan Inhouse Database FROST SULLIVAN 19

Overview of the Pharmaceutical Market in the PRC Market Driver of Heparin Sodium Rising healthcare awareness Attributed to the continuous economic growth and increasing number of aging population, consumers in the PRC are paying more attention on healthcare and pharmaceutical products. With the rise in total expenditure in healthcare and better access to pharmaceutical products in the PRC, the pharmaceutical market in the PRC kept expanding during the past few years. Further, with the healthcare reform and the implementation of the 13th Five-Year Plan, healthcare expenditure in the PRC is expected to grow continuously in the next five years. Supportive governmental policies Recently, the implementation of supportive governmental policies has been stimulating the sales growth of the pharmaceutical market in the PRC. As stated in the “State Council’s opinion on consolidation of basic medical insurance systems for residents in urban and rural areas” in 2016, the number of pharmaceutical products can be reimbursed in rural public medical insurance programmes match that in urban public medical insurance programmes by 2017. The reimbursement provided by the PRC government is expected to support the future development of pharmaceutical market. Further, the manufacturing of oxytetracycline product and compound licorice is expected to grow continuously, supported by the Outline for the Strategic Development of Chinese Medicine (2016-2030) and the Outline of the 13th Five-Year Plan for the National Economic and Social Development of the People’s Republic of China which highlight the importance of chemical medicine and traditional Chinese medicine in the pharmaceutical market in the PRC. Expanding aging population According to the National Bureau Statistics of China, China has entered an aging society with the aging population growing at a CAGR of approximately 4.7% during the period from 2013 to 2017. The aging population will create higher market demand for healthcare services and healthcare products, as they usually have weaker immune systems and higher possibility of illness. This rising demand will contribute to the solid growth of pharmaceutical market and the manufacturing of oxytetracycline product and compound licorice in the next five years. Improving regulation system Starting from 2016, with the issue of Notice of the General Office of the States Council on Issuing the Plan for the Pilot Program of the System of the Holders of Drug Marketing Licenses , the PRC government has been taking efforts to improve the regulation system of the pharmaceutical market in the PRC. Further in 2019, the Notice by the General Office of the State Council of Issuing the Pilot Program of the Centralized Procurement and Use Drugs Organized by the State is expected to deepen the reform of pharmaceutical and healthcare systems in the PRC, improve the pricing mechanism of pharmaceutical products, and support the continuous development of pharmaceutical market in the PRC. Source: National Bureau Statistics of China, Frost & Sullivan Inhouse Database FROST SULLIVAN 20

Overview of the Pharmaceutical Market in the PRC Overview of Organic Fertilizer Market in the PRC Volume of Effective Component of Chemical Fertilizer (the PRC), 2013-2022E CAGR 2013-2017 2018E-2022E Total -0.2% -0.8% Nitrogenous Fertiliser -1.9% -3.1% Phosphate Fertiliser -1.0% -2.2% Potash Fertiliser -0.3% -1.8% Compound Fertiliser 1.9% 2.0% From 2013 to 2017, total volume of effective component of chemical fertilizer used in the PRC decreased from 59.1 million tons in 2013 to 58.6 million tons in 2017, representing a CAGR of approximately -0.2%. The trend is mainly due to the fall in volumes of effective component of nitrogenous, phosphate and potash fertilizers. Compound fertilizer, on the other hand, has rose from 20.1 million tons in 2013 to 22.2 million tons in 2017, with a CAGR of approximately 1.9%. Looking forward, with the implementation of government policies targeting zero growth in the use of chemical fertilizer by 2020, the total consumption of chemical fertilizer in the PRC is expected to decrease further, implying opportunities for the market of compound fertilizer and organic fertilizer in the PRC. It is expected that the market size of organic fertilizer will grow with a CAGR of approximately 7.7% from 2018 to 2022 Source: National Bureau of Statistics of China, Frost & Sullivan Inhouse Database FROST SULLIVAN 21

Overview of the Pharmaceutical Market in the PRC Market Drivers of Organic Fertilizer Market in the PRC Improving crop yields The PRC is one of the largest agriculture producers in the world with limited arable area to support around 20% of the world’s population. Moreover, according to Frost & Sullivan Report, the arable land has declined at a CAGR of -0.1% from 135.2 million hectares to 134.9 million hectares over the period from 2013 to 2017, which mounts the pressure of producing increased yield per area to feed to the growing population. This increasing demand for food emphasises the importance of increasing crop yields by using fertilizer in more efficient ways. Accompanying by a series of measures taken by the PRC government which increased the incomes of farmers and investment in agriculture, it is expected that organic and compound fertilizer consumption in the PRC would experience steady growth. Favourable government policies Agriculture in the PRC has been growing rapidly on a limited area with heavy inputs of fertilizers since 1980s when chemical fertilizers are developed and produced heavily to boost crop yields and scale up agricultural production. With the limited arable land and growing population, protecting China’s polluted and artificially fertilised soil remains a major concern to the government. Therefore, the PRC government is targeting zero growth in the use of chemical fertilizers and pesticides by 2020 and encouraging the use of compound fertilizer instead of straight fertilizer, as stated in the Action Plan of Zero Growth on Chemical Fertilizer by 2020. In addition, in 2018, the Ministry of Agriculture has announced policies stimulating the development of organic fertilizer market in the PRC, including providing rewards and subsidies to the manufacturers and consumers of organic fertilizer. These policies have created opportunities for organic fertilizer market since compared to chemical fertilizers, organic fertilizer usually contains comprehensive nutrients and are more environmentally friendly. Therefore, the penetration of organic fertilizer is expected to increase with the government policies and the incentive to improve fertilizer performance. Source: Frost & Sullivan Database FROST SULLIVAN 22

Overview of the Pharmaceutical Market in the PRC Competitive Landscape of Pharmaceutical Market in the PRC Overview of Competitive Landscape The pharmaceutical market in the PRC is highly fragmented with more than 4,000 pharmaceutical companies and a total market size of RMB1,430.4 billion in terms of sales in 2017. In 2017, top 20 pharmaceutical companies accounted for 20.5% of the total pharmaceutical market in the PRC. With the structural reform on the supply side of pharmaceutical industry implemented by the PRC government, the improvements on regulations and standards for environment protection, and the advancements in production technologies, it is expected that pharmaceutical companies with competitive products, well-established business relationship and distribution networks, and access to industry professionals will expand market share and become leading market participants in the pharmaceutical market in the PRC. Access to industry professionals. The pharmaceutical market in the PRC relies heavily on professionals and talents for medicine research, development and production. Well-established and sizable market participants are more likely to acquire and retain professionals with extensive knowledge and expertise in pharmaceutical research, development and production. Therefore, access to industry professionals serve as a key entry barrier for new market entrants without tracking records and the ability to attract professionals. Established business relationship. Business relationship with stakeholders becomes a key entry barrier for new entrants, as extensive distribution network and stable supply of raw materials are essential for market participants in the pharmaceutical market in the PRC. Established market participants generally possess good business relationship with their upstream suppliers and downstream customers, which enable them to source raw materials and provide desired products and services, and even obtain information on recent market trends. Significant capital investment. Pharmaceutical companies generally require significant investment in the research and development of new products, expanding along the industry value chain, upgrading of manufacturing and production facilities, and recruiting industry professionals and talents. Established market participants tend to have sufficient capital investment and a good track record to raise funds, which in contrast will hinder the development of new market entrants. Source: Frost & Sullivan Inhouse Database FROST SULLIVAN 23

Agenda 1 Background of the Research 2 Overview of the Macroeconomic Environment in the PRC 3 Overview of the Pharmaceutical Market in the PRC 4 Appendix FROST SULLIVAN 24

Frost & Sullivan’s Methodology ▪ Frost & Sullivan is an independent global consulting firm, which was founded in 1961 in New York. It offers industry research and market strategies and provides growth consulting and corporate training. Its industry coverage in global market includes automotive and transportation, chemicals, materials and food, commercial aviation, consumer products, energy and power systems, environment and building technologies, healthcare, industrial automation and electronics, industrial and machinery, and technology, media and telecom. ▪ This study has been undertaken through extensive primary and secondary research including interviews with industry experts and market participants, and analysis of official public sources of data, figures, information and reports as well as Frost & Sullivan’s independent database and research reports. ▪ Projected market sizes in this report are estimated through in-depth analysis of the historical macro-economic factors such as the country’s economic growth and per capita disposable income, market drivers, future trends and market concentration. ▪ Bottom-up and top-down methods are applied to cross check and fine tune the obtained figures to arrive at the closest estimate. ▪ Frost & Sullivan’s report was compiled based on the below assumptions: 1. Growth of economy in the PRC and other jurisdiction is assumed to maintain a steady growth over the forecast period; 2. The social, economic, and political environment in the PRC and other jurisdiction is assumed to be stable during the forecast period; 3. Additional market drivers. FROST SULLIVAN 25

Abbreviations and Terms Abbreviations and Terms • CAGR: compound annual growth rate • GDP: gross domestic product • Mainland China / the PRC: the People's Republic of China • RMB: Renminbi, the lawful currency in China FROST SULLIVAN 26

Thank You! FROST SULLIVAN 27